For period ending October 31, 2014

Exhibit 77Q-2
File number 811-7540

Section 16(a) Beneficial Ownership Reporting Compliance

The registrant is not aware of any report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, which was not timely filed.
Global High Income Fund Inc.